EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS FOURTH QUARTER AND FULL YEAR 2002 RESULTS

CHERRY HILL, NJ, March 19, 2003 - inTEST Corporation (Nasdaq: INTT), a leading independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the fourth quarter and full year ended December 31, 2002.

Net revenues for the quarter ended December 31, 2002 were $12.2 million, in line with prior guidance, compared to $15.0 million in net revenues for the third quarter of 2002. The net loss for the fourth quarter of 2002 was $700,000 or ($0.08) per diluted share, compared to net earnings of $576,000 or $0.07 per diluted share for the third quarter of 2002. Included in the net loss for the fourth quarter of 2002 were inventory obsolescence charges of $30,000 or ($0.06) per diluted share, net of income tax. Included in the net earnings for the third quarter of 2002 was a one-time tax benefit for R&D tax credits relating to prior years of $150,000 or $0.02 per diluted share.

For the year ended December 31, 2002, net revenues were $47.1 million, compared to $51.6 million in 2001. The net loss for the year ended December 31, 2002 was $283,000 or ($0.03) per diluted share, compared to a net loss of $11.3 million or ($1.37) per diluted share for 2001. Included in the net loss for 2002 were inventory obsolescence charges of $626,000 or ($0.08) per diluted share, net of tax, as well as a one-time tax benefit for R&D tax credits relating to prior years of $750,000 or $0.09 per diluted share. Included in the net loss for 2001 were inventory obsolescence charges of $2.1 million or ($0.25) per diluted share, net of tax, as well as the write-off of $4.6 million of impaired goodwill, or ($0.56) per diluted share.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST said, "Results for the fourth quarter were in line with expectations but we continue to face a very challenging business environment. Our customers continue to delay capital expenditures reflecting lower end-market demand levels in their sectors. As a result, bookings declined 40% to $8.5 million in the fourth quarter compared to $14.1 million in the third quarter of 2002. The lower level of bookings was unexpected because the trend throughout 2002 was positive, with bookings for the full year of 2002 coming in at $47.2 million compared to $42.6 million for 2001. Current customer forecasts indicate that the bookings trend will improve in the second half of 2003. Given our outlook we are again evaluating our cost structure to meet our business level as we have successfully done throughout the downturn. At the same time, we plan to continue to selectively invest in advanced technologies that will position us well when the industry improves."

Forward-Looking Guidance
Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "While we remain confident in our outlook for the second half of 2003, our first quarter outlook does not reflect growth. Over the past few months our ability to forecast demand has weakened to levels experienced earlier in the current industry downturn due to renewed customer uncertainty. As a result of revised customer forecasts and order trends, we expect revenues for the quarter ending March 31, 2003 will be in the range of $9.0 million to $9.5 million, with a net loss in the range of ($0.15) to ($0.17) per diluted share. We expect that revenues will increase in the second quarter compared to the first quarter, with full year 2003 revenues increasing over 2002."

Investor Conference Call / Webcast Details
inTEST will review fourth quarter and full year 2002 results and discuss management's expectations for the first quarter of 2003 and current views of the industry today, March 19, 2003, at 5PM EST. The conference call-in number is 800-233-2795 (domestic) and 785-832-1077 (international). The confirmation identification is INTT. The live call and a replay will also be accessible over the web at www.intest.com.

About inTEST Corporation
inTEST Corporation is a leading designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com

CONTACTS:
Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:
This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for integrated circuits; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended December 31,		Twelve Months Ended December 31,

	2002	2001	2002	2001

Net revenues	$12,220	$ 7,419	$47,127	$51,627
Gross margin	4,515	963	18,239	12,711
Operating expenses:
Selling expense	2,502	1,745	8,478	8,754
Engineering and product development expense	1,608	1,295	5,668	6,132
General and administrative expense	1,610	1,433	5,899	7,902
Impairment of goodwill	-	-	-	4,612
Operating loss	(1,205)	(3,510)	(1,806)	(14,689)
Other income (expense)	(38)	73	143	551
Income tax benefit	(543)	(1,110)	(1,380)	(2,809)
Net loss	(700)	(2,327)	(283)	(11,329)

Net loss per share - basic	$(0.08)	$(0.28)	$(0.03)	$(1.37)
Weighted average shares outstanding - basic	8,324	8,309	8,317	8,279

Net loss per share - diluted	$(0.08)	$(0.28)	$(0.03)	$(1.37)
Weighted average shares outstanding - diluted	8,324	8,309	8,317	8,279

Condensed Consolidated Balance Sheets Data:
	As of:
	12/31/02	12/31/01

Cash and cash equivalents	$ 8,145	$ 7,281
Trade accounts and notes receivable, net	6,584	5,191
Inventories	7,002	7,554
Total current assets	25,341	24,240
Net property and equipment	4,891	5,743
Total assets	32,582	31,594
Accounts payable	2,388	1,869
Accrued expenses	2,425	2,100
Total current liabilities	5,015	4,094
Noncurrent liabilities	210	296
Total stockholders' equity	27,357	27,204